Exhibit (a)(1)(B)
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document or the action you should take, you are recommended to seek your own financial advice as soon as possible from your stockbroker, bank, solicitor, accountant or other appropriate independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (“FSMA”) if you are in the United Kingdom, or, if you are not, from another appropriately authorised independent professional adviser.
If you sell or transfer or have sold or transferred all of your ordinary shares of £0.20 each (the “Shares”) in Diversified Energy Company PLC (the “Company”), please send this document at once to the purchaser or transferee, or to the stockbroker, bank, or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you sell or have sold or otherwise transferred only part of your holding of Shares, you should retain these documents and consult the stockbroker, bank, or other agent through whom the sale or transfer was effected. Shares may not be tendered in the Tender Offer by guaranteed delivery.
The release, publication, or distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This document has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.
The contents of this document are not to be construed as legal, business or tax advice. Each Shareholder should consult their own solicitor, independent financial adviser, or tax adviser for legal, financial or tax advice. Shareholders should rely only on the information in this document. No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been authorised by the Company.

DIVERSIFIED ENERGY COMPANY PLC
(incorporated in England and Wales with registered number 09156132)
Return of Capital of approximately $42 million to Shareholders by way of (i) the Q323 Dividend, or
(ii) the Tender Offer to acquire Shares in the Company

The Shares are admitted to listing on the premium listing segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange plc (the “LSE”), in addition to being listed on the New York Stock Exchange (“NYSE”). The Tender Offer commences at 8.00 a.m. (London time) on 26 February 2023 and will close at 10.00 a.m. (London time) on 27 March 2024, unless withdrawn, extended or varied by the Company. All Share purchase transactions by Stifel will be carried out on the LSE only. No Share repurchase transactions will be undertaken pursuant to this Tender Offer on the NYSE.
Only those Shareholders, other than those with registered addresses in a Restricted Jurisdiction, who are on the depositary interest register of the Company at 6.00 p.m. (London time) on 1 March 2024 (the “Qualifying Shareholders”) will be eligible to tender their Shares for purchase in the Tender Offer for up to the amount of their Entitlement. If you are a Qualifying Shareholder and wish to participate in the Tender Offer, you should ensure that (i) you are on the depositary interest register, and your interest in the Shares are capable of being settled in CREST, at 6.00 p.m. (London time) on 1 March 2024, and (ii) your acceptances of the Tender Offer are made electronically through CREST so that TTE instructions settle, no later than 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company). The procedure for acceptance of the Tender Offer is set out in this Circular. It is important that you read this Circular carefully and, if you decide to accept the Tender Offer, that you act promptly and in any event before the Closing Date. For Shareholders who currently hold Shares through DTC or directly on the Company’s register of members and wish to participate in the Tender Offer, please see Part I (Letter from the Chair — Action to be taken) of this Circular.
Shareholders who take no action will remain unimpacted and will be receive their Entitlement to the Q323 Dividend on 28 March 2024.
Stifel Nicolaus Europe Limited (“Stifel”), which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for the Company and for no one else in connection with the Return of Capital and is not, and will not be, responsible to anyone other than the Company for providing the protections afforded to its clients nor for providing advice in connection with the Return of Capital or any other matters set out in this document.
This document does not constitute an offer or a solicitation to any person in any state jurisdiction within the United States in which the Company is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any jurisdiction prohibiting the making of the Tender Offer (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Tender Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not market the Tender Offer to that jurisdiction.
The Tender Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and, as a result, is exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and English law and practice relating to tender offers are different in certain material respects. The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where we will follow English law and practice.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Circular. Any representation to the contrary is a criminal offence.
To the extent permitted by applicable law and in accordance with normal UK practice, the Company, Stifel or any of their respective affiliates may make certain purchases of, or arrangements to purchase, Shares outside the United States before and during the period in which the Tender Offer remains open for participation, including sales and purchases of Shares effected by Stifel or its affiliates acting as market maker in the Shares on the London Stock Exchange. These purchases, or other arrangements, may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In order to be excepted from the requirements of Rule 14e-5 under the Exchange Act by virtue of Rule 14e-5(b)(12) thereunder, such purchases, or arrangements to purchase, must comply with applicable English law and regulation, including the Listing Rules, and the relevant provisions of the Exchange Act. Any information about such purchases will be disclosed as required in the UK and the US and, if required, will be reported via a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.
To the extent that any document or information incorporated by reference or attached to this Circular itself incorporates any information by reference, either expressly or impliedly, such information will not form part of this Circular, except where such information or documents are stated within this Circular as specifically being incorporated by reference or where this Circular is specifically defined as including such information. Without prejudice to the documents incorporated by reference into this Circular, the contents of the website of the Company and any website directly or indirectly linked to that website do not form part of this Circular and should not be relied upon.
Capitalised terms have the meaning ascribed to them in Part IV (Definitions) of this Circular.

IMPORTANT INFORMATION
IF YOU WISH TO RECEIVE THE Q323 DIVIDEND, MEANING YOU DO NOT WISH TO TENDER ANY OF YOUR SHARES IN THE TENDER OFFER, YOU DO NOT NEED TO TAKE ANY ACTION.
If you would like to waive your Entitlement to the Q323 Dividend in consideration for the ability to tender your Shares in the Tender Offer, you should ensure that (i) you are a Qualifying Shareholder, and (ii) you are on the depositary interest register, and your interest in the Shares are capable of being settled in CREST, at 6.00 p.m. (London time) on 1 March 2024. For Shareholders who currently hold Shares through DTC or directly on the Company’s register of members and wish to participate in the Tender Offer, please see Part I (Letter from the Chair — Action to be taken) of this Circular.
In addition, you should transmit the appropriate TTE Instruction (or procure that your broker, dealer, commercial bank, trust company or other intermediary who ultimately holds the Shares through the CREST settlement system transmits the appropriate TTE Instruction) in CREST so that TTE instructions settle no later than 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company). Tenders in respect of Shares may be withdrawn by input and settlement in CREST of an ESA instruction in accordance with the procedures set out in paragraph 6 of Part II of this Circular, at any time until 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company). After 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company), all tenders will be irrevocable.
Qualifying Shareholders will be entitled to validly submit tenders for purchase of Shares at the Tender Price in the amount up to their Entitlement. Qualifying Shareholders will not be able to tender Shares in excess of their Entitlement. If the amount of the Entitlement that has been waived does not result in an exact number of Shares at the Tender Price, such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company. In all circumstances, any such amount retained by the Company shall not exceed the Tender Price per Share.
If you are a Non-Qualifying Shareholder or do not wish to waive your Entitlement in consideration for the ability to tender your Shares in the Tender Offer, you will also remain unimpacted and you will be paid your Entitlement to the Q323 Dividend on 28 March 2024.
You should note that once tendered, Shares may not be sold, transferred, charged, or otherwise disposed of other than in accordance with the Tender Offer.
If you are resident in a jurisdiction other than the United Kingdom, you should refer to section 10 of Part II of this Circular as you may not be able to participate in the Tender Offer.
THE TENDER OFFER WILL NOT BE MADE INTO, AND TENDERED SHARES WILL NOT BE ACCEPTED FROM, ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. THIS CIRCULAR AND ANY RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO TENDER OR PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES LAWS.
The Company has retained Computershare Investor Services PLC as receiving agent in the United Kingdom (the “Receiving Agent”) and has made certain arrangements with the Receiving Agent regarding payment of its fees. Neither the Receiving Agent nor any of its directors, employees or affiliates assume any responsibility for the accuracy or completeness of the information concerning the Return of Capital or other matters described in this Circular, the Company or any of their respective affiliates or the Shares contained in this Circular or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information. None of the Company, the Receiving Agent, Stifel or any of their respective directors, officers, employees, agents, or affiliates, is acting for any Shareholder, or will be responsible to any Shareholder for providing any protections which would be afforded to its clients or for providing advice in relation to the Return of Capital or other matters described in this Circular. Accordingly, none of the Company, the Receiving Agent, Stifel or any of their respective directors, officers, employees, agents, or affiliates makes any representation or recommendation whatsoever regarding the Return of Capital or other matters described in this Circular, or any recommendation as to whether Shareholders should waive their Q323 Dividend in consideration for their ability to tender their Shares in the Tender Offer. The Receiving Agent is acting as an agent of the Company and as such owes no duty to any Shareholder. The Receiving Agent will not provide any investment services to Shareholders, and Shareholders should consult their own professional adviser or financial intermediary in connection with the Return of Capital.
YOU SHOULD READ THE WHOLE OF THIS CIRCULAR, WHICH CONTAINS THE MATERIAL TERMS OF THE RETURN OF CAPITAL, AND NOT JUST THIS SECTION, WHEN DECIDING WHAT ACTION TO TAKE. IF YOU WISH TO RECEIVE YOUR ENTITLEMENT TO THE Q323 DIVIDEND, YOU DO NOT HAVE TO TAKE ANY FURTHER ACTION AND YOU WILL BE PAID YOUR ENTITLEMENT TO THE Q323 DIVIDEND ON 28 MARCH 2024.
If you have any queries relating to the waiver of your Entitlement to the Q323 Dividend in consideration for your ability to tender your Shares in the Tender Offer, please contact Computershare Investor Services PLC on 0370 702 0151 (or +44 (0) 370 702 0151) if calling from outside the United Kingdom). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 a.m. – 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Please note that Computershare Investor Services PLC cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.
The Information Agent with respect to the Tender Offer in the United States is Georgeson LLC. If you are a Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent toll free at 866-889-3010 between 9:00 a.m. and 11:00 p.m. New York time, Monday through Friday, or between 12:00 p.m. and 6:00 p.m. New York time, Saturday. Please note that the Information Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.
Save as expressly referred to in this Circular, neither the contents of the Company’s website nor the contents of any website accessible from hyperlinks on the Company’s website are incorporated into, or form part of, this Circular.
Forward looking statements
Certain statements contained in this Circular constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements can be identified by the use of words such as “plans”, “expects”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes” or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Tender Offer, the timing of the opportunity to waive entitlement to the Q323 Dividend in consideration for the ability to participate in the Tender Offer, and the financing of the Tender Offer. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Circular containing forward-looking statements are qualified by these cautionary statements.
Forward-looking statements are based on information available at the time they are made, underlying estimates and assumptions made by management and management’s good faith belief with respect to future events, performance and results, and are subject to inherent risks and uncertainties surrounding future expectations generally. Such risks and uncertainties include, but are not limited to, compliance with or waiver of the conditions to the Tender Offer, the extent to which Shareholders determine to waive their entitlement to the Q323 Dividend in consideration for the ability to tender their Shares in the Tender Offer and the risks described in the Company’s registration statement on Form 20-F, initially filed on 16 November 2023 and in the Company’s other continuous disclosure filings available at the SEC’s website at www.sec.gov. The Company cautions readers that this list of factors is not exhaustive and that should certain risks or uncertainties materialise, or should underlying estimates or assumptions prove incorrect, actual events, performance and results may vary significantly from those expected.
There can be no assurance that the actual results, performance, events or activities anticipated by the Company will be realised or, even if substantially realised, that they will have the expected consequences to, or effects on, the Company. Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. Other than as required by applicable securities laws, the Company undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events.
Information for United States Shareholders
This Tender Offer is made by the Company for its own securities, and this Circular has been prepared by the Company in accordance with the disclosure requirements of applicable English laws and U.S. laws. The disclosure requirements in the United Kingdom may be different from those of the United States. In addition, the format and presentation of the Circular generally follow market practice in the United Kingdom.
Currency
In the Return of Capital, references to “£”, “GBP”, “pound sterling” or “pence” are to the lawful currency of the United Kingdom and references to “$”, “USD”, “US dollars” or “cents” are to the lawful currency of the United States.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS
Q323 Dividend announcement	15 November 2023
Announcement of the Return of Capital	15 February 2024
Publication of this Circular	26 February 2024
Tender Offer opens	26 February 2024
Q323 Dividend ex-dividend date	29 February 2024
Latest time for Shareholders who wish to participate in the Tender Offer to become Qualifying Shareholders	6.00 p.m. on 1 March 2024
Record Date for Tender Offer and the Q323 Dividend	6.00 p.m. on 1 March 2024
Announcement of the GBP:USD exchange rate for the Q323 Dividend	20 March 2024
Announcement of the Tender Price	on or around 4.35 p.m. on 26 March 2024
Tender Offer Closing Date and latest time for receipt of TTE Instructions in CREST	10.00 a.m. on 27 March 2024
Announcement of the results of the Tender Offer	27 March 2024
Trade date for the Tender Offer	27 March 2024
Payment of the respective Entitlement to the Q323 Dividend to Shareholders who elected to not participate in the Tender Offer	28 March 2024
CREST accounts credited with Tender Offer consideration for Qualifying Shareholders who elected to participate in the Tender Offer	28 March 2024
The dates and times given in this document are London time and are based on the Company’s current expectations and may be subject to change. Any changes to the expected timetable will be announced via a Regulatory Information Service.
If you wish to receive your Entitlement to the Q323 Dividend, you do not have to take any further action and you will be paid your Entitlement to the Q323 Dividend on 28 March 2024.
If you have any queries relating to the waiver of your Entitlement to the Q323 Dividend in consideration for the ability to tender your Shares in the Tender Offer, please contact Computershare Investor Services PLC on 0370 702 0151 (or +44 (0) 370 702 0151) if calling from outside the United Kingdom). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 a.m. – 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Please note that Computershare Investor Services PLC cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.
The Information Agent with respect to the Tender Offer in the United States is Georgeson LLC. If you are a Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent toll free at 866-889-3010 between 9:00 a.m. and 11:00 p.m. New York time, Monday through Friday, or between 12:00 p.m. and 6:00 p.m. New York time, Saturday. Please note that the Information Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

PART I
LETTER FROM THE CHAIRMAN
DIVERSIFIED ENERGY COMPANY PLC
(Registered in England and Wales No: 09156132)
Directors: David Edward Johnson Robert “Rusty” Russell Hutson Jr. Martin Keith Thomas Sylvia Kerrigan David Jackson Turner, Jr. Kathryn Z. Klaber Sandra (Sandy) Mary Stash	Registered Office: 4th Floor Phoenix House 1 Station Hill, Reading Berkshire, RG1 1NB United Kingdom
26 February 2024
Dear Shareholders
Return of Capital of approximately $42 million to Shareholders by way of (i) the Q323 Dividend, or
(ii) the Tender Offer to acquire Shares in the Company
Introduction
As announced on 30 January 2024, the Company continues to focus on its strategic initiatives of cash flow generation, capital discipline and balance sheet management, alongside continually evaluating opportunities to return capital to its Shareholders. Currently, the Company has a share buyback programme as announced on 27 June 2023, pursuant to which the Company has purchased and cancelled 869,262 Shares for a total consideration of approximately £10.94 million to date.
On 15 November 2023, the Company announced the Q323 Dividend of $0.04375 per ordinary share of £0.01 each in the Company for the three-month period ended 30 September 2023, payable on 28 March 2024 to Shareholders who hold Shares as at 1 March 2024, which was adjusted to $0.875 per Share following the Company’s Share consolidation as announced on 7 December 2023.
The Directors believe that the current trading price of the Shares does not reflect the quality of the Company’s assets nor the significant opportunities in relation to the Company’s long-term strategy. The Directors therefore consider that the repurchase of Shares is a prudent use of capital for the Company and is in the best interests of the Shareholders.
Following consultation with its Shareholders and after careful consideration of the feedback received, the Company is proposing to offer Shareholders with optionality as to the Return of Capital, pursuant to which Shareholders will have an opportunity to elect as to how they will receive capital in an amount of approximately $42 million, in aggregate. The Company will return the same amount of the previously declared Q323 Dividend, but Shareholders will be offered the optionality as to how they receive that payment.
Specifically, Qualifying Shareholders can elect to either:
•
Do nothing, in which case they will remain unimpacted and will be paid their respective Entitlement to the Q323 Dividend on 28 March 2024; or

•
Elect to waive some or all of their respective Entitlement in consideration for the ability to tender their Shares in the Tender Offer at the Tender Price (which will include a premium) up to the amount of their waived Entitlement.

Non-Qualifying Shareholders will also remain unimpacted and they will be paid their Entitlement on 28 March 2024.

The Company will fund the Tender Offer for up to $42 million using funds available from the Company’s cash and cash equivalents.
This Return of Capital allows Shareholders to be paid the same total amount of the previously declared Q323 Dividend while providing optionality for Shareholders to receive that payment in the form of a cash dividend payment or a cash payment as consideration for the purchase of their Shares in the Tender Offer. The aggregate amount of funds the Company will utilise in relation to the Return of Capital will be approximately $42 million, which is the approximate amount of the Q323 Dividend announced on 15 November 2023.
The Board is making no recommendation to Shareholders in relation to any election for the Return of Capital. Shareholders are not obliged to do anything, if they do not wish to do so. Shareholders who do not take any action and Non-Qualifying Shareholders will be paid their respective Entitlement on 28 March 2024.
The Q323 Dividend
On 15 November 2023, the Company announced the Q323 Dividend of $0.04375 per ordinary share of £0.01 each for the three-month period ended 30 September 2023, payable on 28 March 2024 to Shareholders who hold Shares as at the record date of 1 March 2024, which was adjusted to $0.875 per Share following the Company’s share consolidation as announced on 7 December 2023. The ex-dividend date for the Q323 Dividend is 29 February 2024.
However, Shareholders may elect to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer at the Tender Price up to the amount of their waived Entitlement. Shareholders who do not wish to waive their Entitlement and Non-Qualifying Shareholders will remain unimpacted and they will be paid their respective Entitlement to the Q323 Dividend on 28 March 2024.
The Tender Offer
On 15 February 2024, the Company announced that as part of the Return of Capital, it would undertake a tender offer for an amount of approximately $42 million, pursuant to which Qualifying Shareholders have the opportunity to waive some or all of their Entitlement to the Q323 Dividend in consideration for the ability to tender their Shares in the Tender Offer at the Tender Price for an aggregate amount equal to their waived Entitlement. Full details of the Tender Offer, including the terms and conditions on which it is being made, are set out in Part II of this document.
The Tender Offer is being made by Stifel, as principal, on the basis that all Shares that it buys under the Tender Offer will be purchased from it by the Company under its Existing Authority (subject to the overall limit of the Tender Offer). All Share purchase transactions by Stifel will be carried out on the LSE only. No Share repurchase transactions will be undertaken pursuant to this Tender Offer on the NYSE.
The Tender Price payable will be 105 per cent. of the average market value per Share for the five Business Days immediately preceding 27 March 2024, being the date on which the Shares are to be purchased and will be announced by the Company via a Regulatory Information Service on the date preceding the Closing Date, expected to be 26 March 2024. The Tender Price will be denominated in GBP sterling and payments of amounts owing to Shareholders who have validly tendered their Shares will be made in GBP sterling.
The Tender Offer is being made available to all Shareholders, other than those with registered addresses in a Restricted Jurisdiction, who are on the depositary interest register of the Company at 6.00 p.m. (London time) on 1 March 2024. Therefore, all Qualifying Shareholders who wish to participate in the Tender Offer should ensure that they are on the depositary interest register, and their interest in the Shares are capable of being settled in CREST at 6.00 p.m. (London time) on 1 March 2024. For Shareholders who currently hold Shares through DTC or directly on the Company’s register of members and wish to participate in the Tender Offer, please see Part I (Letter from the Chair — Action to be taken) of this Circular. In addition, Qualifying Shareholders should transmit the appropriate TTE Instruction (or procure that their broker, dealer, commercial bank, trust company or other intermediary who ultimately holds the Shares through the CREST settlement system transmits the appropriate TTE Instruction) in CREST so that TTE instructions settle no later than 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company). Tenders in respect of Shares may be withdrawn by input and settlement in CREST of an ESA instruction in accordance with the procedures set out in paragraph 6 of Part II of this Circular, at any time until 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company). After 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company), all tenders will be irrevocable.
The maximum aggregate consideration for the Shares to be purchased under the Tender Offer is $42 million, being the aggregate amount of the Q323 Dividend. Qualifying Shareholders can elect to tender their Shares in the Tender Offer for an aggregate amount equal to their respective waived Entitlement only.
All Shares purchased by Stifel will be repurchased by the Company for cancellation. All transactions will be carried out on the London Stock Exchange only. No Share repurchase transactions will be undertaken pursuant to this Tender Offer on the NYSE. Shares may not be tendered in the Tender Offer by guaranteed delivery.
Shareholders should note that, once tendered, Shares may not be sold, transferred, charged, or otherwise disposed of other than in accordance with the Tender Offer.
Shareholders who are in any doubt as to the contents of this document or as to the action to be taken should immediately consult their stockbroker, bank manager, solicitor, accountant, or other independent financial adviser authorised under FSMA.
Entitlements under the Tender Offer and waiver of Entitlement to the Q323 Dividend
Only Qualifying Shareholders will be entitled to waive some or all of their Entitlement in consideration for their ability to validly submit tenders for purchase of Shares in the Tender Offer at the Tender Price up to amount of their waived Entitlement. However, Qualifying Shareholders are not obliged to waive their Entitlement to the Q323 Dividend and tender any of their Shares if they do not wish to do so. Qualifying Shareholders who do not submit any instructions to waive some or all of their Entitlement amount in consideration for the ability to tender their Shares in the Tender Offer, and all non-Qualifying Shareholders, will remain unimpacted and will be paid their Entitlement to the Q323 Dividend on 28 March 2024; they do not need to take any action.
A Qualifying Shareholder will not be entitled to tender Shares in excess of its respective Entitlement. Applications made by Qualifying Shareholders in excess of their respective Entitlement will be scaled back to their Entitlement. A Qualifying Shareholder who elects to waive only some of their Entitlement in consideration for their ability to validly submit tenders for purchase of Shares at the Tender Price will be paid the remainder of the Entitlement to the Q323 Dividend in cash that they have elected to not waive pursuant to their TTE instructions in CREST on 28 March 2024.
Qualifying Shareholders who have sold, or otherwise transferred, Shares that they held as at the Record Date prior to the Closing Date will only be entitled to validly tender such Shares that they still hold as at the Closing Date. Any such Qualifying Shareholder’s waived Entitlement will be calculated as the total number of Shares validly tendered by them multiplied by the Tender Price, and they will be paid the remainder of the Entitlement in cash on 28 March 2024.
If the amount of Entitlement that has been waived does not result in an exact number of Shares at the Tender Price, such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company. In all circumstances, any such amount retained by the Company shall not exceed the Tender Price per Share.
The Company also expects to announce the GBP:USD exchange rate for the Q323 Dividend via a Regulatory Information Service on or around 20 March 2024. As the Q323 Dividend has been declared in US dollars, such exchange rate will also determine the amount of the Entitlement in pound sterling (GBP) for Shareholders who wish to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer.

Any rights of Non-Qualifying Shareholders and Qualifying Shareholders who choose not to waive their Entitlement in consideration for the ability to tender their Shares in the Tender Offer will be unaffected and they will be paid their Entitlement to the Q323 Dividend on 28 March 2024. The reduction in the Company’s issued share capital may result in a reduction in the liquidity of the Shares in the secondary market.
Taxation
The attention of Qualifying Shareholders is drawn to Part III of this document, which provides a summary of certain UK and US taxation consequences for Shareholders of accepting the Tender Offer. This information is a general guide and is not exhaustive. Shareholders who are in any doubt as to their taxation position or who are subject to tax in a jurisdiction outside the UK and US should consult their own professional advisers.
Notification of interests
Under DTR 5, certain substantial Shareholders are required to notify the Company and the FCA of the percentage of voting rights they hold as Shareholders or through their direct or indirect holding of financial instruments within the limits referred to in the DTR. Following the completion of the Tender Offer, the percentage of voting rights held by a Shareholder may change, which may give rise to an obligation on the Shareholder to notify the Company and the FCA within two trading days of becoming aware (or being deemed to have become aware) of such change. Shareholders who are in any doubt as to whether they should notify the Company or as to the form of that notification should consult their own professional advisers.
Overseas Shareholders
Shareholders with registered or mailing addresses outside the UK, or who are citizens or nationals of, or resident in, a jurisdiction other than the UK, should read paragraph 10 of Part II of this Circular. It is the responsibility of all Overseas Shareholders to satisfy themselves as to the observance of any legal requirements in their jurisdiction in relation to the Tender Offer.
Repurchase Agreement
The Company and Stifel entered into a repurchase agreement on 26 February 2024 pursuant to which the Company has agreed to purchase from Stifel, on market, such number of Shares as Stifel shall purchase pursuant to the Tender Offer, at the Tender Price. In the United States, Stifel, Nicolaus & Company, Incorporated, Stifel’s registered US broker-dealer affiliate, will also participate in the Tender Offer to the extent required.
The Company may terminate the Tender Offer if in the Company’s reasonable opinion, one or more of the Conditions set out in paragraph 6 of Part II of this Circular have not been satisfied. In acquiring Shares pursuant to valid tenders made in the Tender Offer and in selling such Shares to the Company, Stifel will act as principal.
Existing Authority
By a resolution passed at the Company’s annual general meeting on 2 May 2023, the Company was authorised to make one or more market purchases of fully paid Shares subject to certain limitations, including that:
(A)
the maximum aggregate number of Shares to be purchased is 4,870,500 Shares (as adjusted for the share consolidation undertaken by the Company in December 2023); and

(B)
the maximum price (exclusive of any expenses) that may be paid for a Share shall be the higher of (i) 5 per cent. over the average market value of the Shares as derived from the Daily Official List of the London Stock Exchange plc for the five business days immediately preceding the day on which the Company agrees to buy the Shares, and (ii) an amount equal to the higher of the price of the last independent trade and the highest current independent purchase bid at the time on the trading venue where the purchase is carried out.
Action to be taken
Shareholders can choose to:
•
elect to do nothing, and such Shareholders will be paid their Entitlement to the Q323 Dividend on 28 March 2024; or

•
waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer for purchase to receive cash in consideration of such purchase, up to their waived Entitlement.

Qualifying Shareholders who wish to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer should tender electronically through CREST so that the TTE instruction settles by no later than 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company). Further details of the procedures for tendering and settlement are set out in Part II of this Circular.
Qualifying Shareholders who do not wish to waive their Entitlement in consideration for the ability to tender their Shares in the Tender Offer do not need to take any action or send a TTE Instruction. Such shareholders and any Non-Qualifying Shareholders will be paid their Entitlement to the Q323 Dividend on 28 March 2024.
For Shareholders who currently hold Shares through DTC or directly on the Company’s register of members and wish to become a Qualifying Shareholder with the option of participating in the Tender Offer, certain actions will be required to be completed so as to be holding Depositary Interests prior to 6.00 p.m. (London time) on 1 March 2024.
Shareholders who currently hold Shares through the systems of DTC will be required to submit a Depositary Interest issuance request to Computershare Trust Company, N.A. (the “Transfer Agent”) and deliver their securities in DTC to the DTC participant account nominated by the Transfer Agent, that will act as custodian for the issuer of Depositary Interests. Depositary Interests will be issued and credited to the Shareholders nominated CREST participant account as a result. Shareholders holding through a broker, custodian or nominee that is a DTC participant should contact their broker, custodian or nominee who will submit this instruction on their behalf. The issuance of a Depositary Interest following the submission of a valid Depositary Interest issuance request may take up to two Business Days.
Shareholders who hold their Shares in certificated form will be required to submit a Depositary Interest issuance request to the Transfer Agent together with their share certificate(s) and stock transfer form, complete with a medallion signature guarantee. The Transfer Agent will deposit the Shares to their nominated DTC participant account that will act as custodian for the issuer of Depositary Interests. Depositary Interests will be issued and credited to the Shareholders nominated CREST participant account as a result.
The process for the issuance of Depositary Interests to Shareholders who currently hold Shares through the systems of DTC or in certificated form may be subject to an administration fee charged by the Transfer Agent. For assistance with the Depositary Issuance process, timings and costs, please contact the Transfer Agent, by email, via email uk.globaltransactions@computershare.com. Shareholders, holding Shares through a broker, custodian or nominee, should also consult with their broker, custodian or nominee in respect of any additional processes, timings and costs applied by them.
If you have any questions relating to the waiver of your Entitlement to the Q323 Dividend in consideration for the ability to tender your Shares in the Tender Offer, please call Computershare Investor Services PLC on +44 (0) 370 702 0151. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 am – 5.30 pm, Monday to Friday excluding public holidays in England and Wales. Please note that Computershare Investor Services PLC cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

The Information Agent with respect to the Tender Offer in the United States is Georgeson LLC. If you are a Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent toll free at 866-889-3010 between 9:00 a.m. and 11:00 p.m. New York time, Monday through Friday, or between 12:00 p.m. and 6:00 p.m. New York time, Saturday. Please note that the Information Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.
Recommendation
The Board considers the Return of Capital to be in the best interests of the Company and Shareholders as a whole. However, the Board is not making, and does not intend to make, any recommendation to Shareholders in relation to any election for the Return of Capital. Whether or not Qualifying Shareholders decide to elect to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer is a decision for individual Qualifying Shareholders.
Qualifying Shareholders should take into account their own individual circumstances, including their tax position, when deciding whether or not to elect to waive some or all of their Entitlement in consideration for the ability to participate in the Tender Offer. A summary of material UK and US taxation considerations in connection with the Return of Capital is set out in Part III of this Circular. Qualifying Shareholders are recommended to consult with their duly authorised independent advisers (including tax advisers).
No Director of the Company will be waiving any of their Entitlement to the Q323 Dividend in consideration for their ability to tender any of their Shares under the Tender Offer.
Yours faithfully
David E. Johnson
Chair

PART II
TERMS AND CONDITIONS OF THE RETURN OF CAPITAL
1.
INTRODUCTION

1.1
Qualifying Shareholders on the Register on the Record Date are being invited to choose how they receive their respective Entitlement in connection with the Return of Capital.

1.2
Shareholders may elect to do nothing and they will remain unimpacted and will be paid their Entitlement to the Q323 Dividend on 28 March 2024. Alternatively, Qualifying Shareholders may elect to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer for purchase by Stifel on the terms and subject to the conditions set out in this Circular. Non-Qualifying Shareholders will also remain unimpacted and they will be paid their Entitlement in cash on 28 March 2024.

1.3
For Qualifying Shareholders who would like to waive some or all of their Entitlement in consideration for the ability to tender their Shares in the Tender Offer, Stifel will purchase such Shares at the Tender Price up to the amount of the waived Entitlement for each Qualifying Shareholder on the terms and subject to the conditions set out in this Circular, as a riskless principal acting on the instruction of the Company.

1.4
All of the Shares purchased by the Company under the Repurchase Agreement in connection with the Tender Offer will be cancelled.

1.5
All transactions under the Tender Offer will be carried out on the London Stock Exchange only. No Share repurchase transactions will be undertaken pursuant to this Tender Offer on the NYSE.

2.
TERMS OF THE TENDER OFFER

2.1
The Tender Offer is being made available to all Shareholders, other than those with registered addresses in a Restricted Jurisdiction, who are on the depositary interest register of the Company at 6.00 p.m. (London time) on 1 March 2024. Therefore, all Qualifying Shareholders who wish to participate in the Tender Offer should ensure that they are on the depositary interest register of the Company, and their interest in the Shares are capable of being settled in CREST at 6.00 p.m. (London time) on 1 March 2024.

2.2
The Tender Offer is conditional upon the following (together, the “Tender Conditions”):

(a)
the Repurchase Agreement not having been terminated in accordance with its terms;

(b)
the Company being satisfied that it has available to it sufficient distributable profits (in accordance with section 705 CA 2006) to effect the purchase of all tendered Shares in accordance with the Repurchase Agreement;

(c)
the Tender Offer not having been terminated in accordance with paragraph 8 of this Part II on or prior to 27 March 2024 (or such later time and date as the Company and Stifel may agree) prior to the fulfilment of the Tender Conditions referred to above;

(d)
the aggregate consideration to be paid by Stifel in respect of the Tender Offer being no more than $42 million, being the amount of the Q323 Dividend;

(e)
the Tender Price per Share not being less than £9.35;

(f)
the total number of Shares purchased pursuant to the Tender Price being not more than 3,881,238 Shares;

(g)
there shall have been no threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(A)
challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Tender Offer, the acceptance for payment of some or all of Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Tender Offer; or

(B)
that otherwise, in the reasonable judgment of the Board of Directors, has or may have a material adverse effect on the Shares or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or has impaired or may materially impair the contemplated benefits of the Tender Offer to the Company;

(h)
there shall have been any no action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Tender Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative authority or agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that would directly or indirectly result in any of the consequences referred to in clauses (A) or (B) of paragraph (f) above or would prohibit, prevent, restrict or delay consummation of the Tender Offer or would materially impair the contemplated benefits of the Tender Offer to the Company or otherwise make it inadvisable, in the reasonable judgment of the Company, to proceed with the Tender Offer;

(i)
there shall not have occurred:

(A)
any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States or the United Kingdom;

(B)
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory);

(C)
a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States or any other country or region in which the Company or its subsidiaries maintain significant business activities;

(D)
any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that would reasonably be expected to affect the extension of credit by banks or other lending institutions to the Company or its subsidiaries;

(E)
any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s and its subsidiaries’, taken as a whole, businesses, operations or prospects or fair market value of the Shares; or

(F)
in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

(j)
there shall not have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, individually or in the aggregate, has, have or may have material adverse significance with respect to the Company and its subsidiaries, taken as a whole;

(k)
there shall not have been any take-over bid or tender or exchange offer with respect to some or all of the securities of the Company, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of material assets, or other similar transaction with or involving the Company or any of its affiliates, other than the Tender Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(l)
the Company shall have concluded, in its reasonable discretion, that the Tender Offer or effecting the purchase of all tendered Shares is legal or in compliance with applicable law, or that necessary exemptions or approvals under applicable securities laws, are available or available on terms reasonably acceptable to the Company in respect of the Tender Offer and, if required under any such laws, the Company shall have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Tender Offer; or

(m)
Stifel being satisfied, acting reasonably, that at all times up to immediately prior to the time at which the Tender Offer becomes unconditional, that the Company has complied with its obligations, and is not in material breach of any of the representations and warranties given by it under the Repurchase Agreement.

Each of the foregoing conditions must be complied with or waived at or prior to the Closing Date. If any of the conditions referred to above are triggered, the Company will promptly notify Shareholders whether or not the triggered condition has been waived. Any waiver of a condition, or the withdrawal of the Tender Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Receiving Agent. The Company, after giving notice to the Receiving Agent of any waiver of a condition or the withdrawal of the Tender Offer, shall forthwith thereafter make a public announcement by way of a Regulatory Information Service of such waiver or withdrawal and will file such notice as an amendment to its tender offer statement on Schedule TO (“Schedule TO”) filed with the SEC with respect to the Tender Offer. If the Tender Offer is withdrawn, the Company shall not be obligated to effect the purchase of any tendered Shares under the Tender Offer and each tendering Shareholder will be entitled to receive the transfer by the Receiving Agent by TFE instruction to the original available balances of those unsold Shares or the credit of the balance of the unsold Shares by the Receiving Agent by an ARAN message.
If the Company materially changes the terms of the Tender Offer or the information concerning the Tender Offer, the Company will extend the Tender Offer to the extent required by Rules 13e 4(d)(2), 13e 4(e)(3) and 13e 4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five Business Days following such a material change in the terms of, or information concerning, the Tender Offer. The Company intends for the Tender Price to remain fixed throughout the Tender Offer. If the Company increases or decreases the Tender Price and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight, London time, on the tenth Business Day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Circular, then the Tender Offer will be extended until the expiration of such period of 10 Business Days.
The foregoing conditions are for the exclusive benefit of the Company and Stifel and may be asserted by the Company at any time prior to the Closing Date in its reasonable discretion regardless of the circumstances giving rise to any such assertion (excluding any action or inaction by the Company), or may (subject to applicable law, be waived by the Company in whole or in part at any time prior to the Closing Date in its reasonable discretion, without prejudice to any other rights which the Company may have). The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this paragraph 2 of Part II of this Circular shall be final and binding on all parties, subject to such parties disputing such determination in a court of competent jurisdiction.

2.3
Stifel will not purchase the Shares pursuant to the Tender Offer unless the Tender Conditions have been satisfied. Notwithstanding any other provision of the Tender Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered shares promptly after the termination or withdrawal of the tender offer), if prior to the Closing Date any of the Tender Conditions have not been satisfied (or waived, as applicable). If any of the Tender Conditions are not satisfied (or waived, as applicable) on or prior to 27 March 2024 (or such later time and date as the Company and Stifel may agree), the Tender Offer will not proceed and will lapse.

2.4
The Tender Offer is made at the Tender Price, being 105 per cent. of the average market value per Share for the five Business Days immediately preceding 27 March 2024, being the date on which the Shares are to be purchased.

2.5
Qualifying Shareholders will be entitled to validly submit tenders for purchase of Shares at the Tender Price in the amount up to their Entitlement. No Shares may be tendered in the Tender Offer by guaranteed delivery. Only Shares tendered by a Qualifying Shareholder will be accepted, and all Shares validly tendered by any Qualifying Shareholder for their Entitlement will be accepted, provided that the appropriate TTE instructions have settled in CREST by no later than 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company).

2.6
Qualifying Shareholders will not be able to tender Shares in excess of their respective Entitlement. Applications in excess of the Entitlement will be scaled back to the Entitlement.

2.7
If the amount of the Entitlement that has been waived does not result in an exact number of Shares at the Tender Price, such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company. In all circumstances, any such amount retained by the Company shall not exceed the Tender Price per Share.

2.8
The Receiving Agent (on behalf of the Company) and Stifel will calculate the number of Shares successfully tendered at the Tender Price based on the amount of the waived Entitlement and election of each Qualifying Shareholder and such calculations will be conclusive and binding on all Qualifying Shareholders who have waived some or all of their Entitlement in order to tender Shares in the Tender Offer at the Tender Price.

2.9
Qualifying Shareholders who submit a valid TTE instruction in respect of the Tender Offer will be deemed to have irrevocably waived their right to receive their respective Entitlement and shall also be deemed to have agreed that where the amount of the Entitlement that has been waived does not result in an exact number of Shares at the Tender Price, such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company.

2.10
TTE instructions that have settled in respect of the Tender Offer will become irrevocable at 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company) and cannot be withdrawn thereafter. All questions as to the validity (including time of receipt) of tenders will be determined by the Company in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, Stifel, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities and none of them will incur any liability for failure to give such notice.

2.11
The Tender Offer will close at 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company) and no TTE Instructions received after that time will be accepted unless otherwise approved by the Company.

2.12
Shares successfully tendered under the Tender Offer will be sold to Stifel fully paid and free from all liens, charges, equitable interests, and encumbrances and with all rights attaching to the same. Under the Repurchase Agreement, Shares successfully tendered under the Tender Offer (or a corresponding number of Shares) will be sold by Stifel to the Company through the facilities of the London Stock Exchange and will subsequently be cancelled and will not rank for any dividends, distribution or other equity related rights declared by the Company after that date.

2.13
All tenders of Shares must be made by the input and settlement of an appropriate TTE instruction in CREST in accordance with the instructions set out below and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will be valid only when the procedures contained in this Circular and in the relevant parts of the CREST Manual are complied with.

2.14
The Tender Offer and all tenders will be governed by, and construed in accordance with, the laws of England and Wales and the input of a TTE instruction in CREST will constitute submission to the jurisdiction of the courts of England and Wales.

2.15
The results of the Tender Offer are expected to be announced on 27 March 2024.

2.16
All documents and remittances sent by or to Qualifying Shareholders and all instructions made by or on behalf of a Qualifying Shareholder in CREST relating to the Tender Offer will be sent or made (as the case may be) at the risk of the sender or maker. If the Tender Offer does not become unconditional, or does not proceed, and lapses, the Receiving Agent will provide instructions to Euroclear to transfer all Shares held in escrow by TFE instruction to the original available balances to which those Shares relate.

2.17
All Shares successfully tendered will be purchased by Stifel, as principal, at the Tender Price.

2.18
All questions as to the number of Shares tendered and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares under the Tender Offer will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties except as otherwise required under applicable law. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of payment for which may, in the opinion of the Company, be unlawful. The Company also reserves the absolute right to waive any of the terms or conditions of the Tender Offer (other than the Tender Conditions which are not capable of being waived) and any defect or irregularity in the tender of any particular Shares or any particular holder thereof. Unless the Company determines otherwise, no tender of Shares will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be made by way of CREST payment to the relevant Qualifying Shareholder until after the relevant TTE instruction has settled. None of the Receiving Agent, Stifel, the Company or any other person is or will be obliged to give notice of any defects or irregularities in any tender and none of them will incur any liability for failure to give any such notice.

2.19
Shares will be purchased from Qualifying Shareholders under the Tender Offer free of all commissions and dealing charges.

2.20
The failure of any person to receive a copy of this Circular shall not invalidate any aspect of the Tender Offer.

2.21
Shareholders will have no appraisal rights in connection with the Tender Offer.

3.
PROCEDURE FOR TENDERING SHARES

Transfer of Shares from DTC to CREST
3.1
For Shareholders who currently hold Shares through DTC or directly on the Company’s register of members and wish to become a Qualifying Shareholder with the option of participating in the Tender Offer, certain actions will be required to be completed so as to be holding Depositary Interests prior to 6.00 p.m. (London time) on 1 March 2024.

3.2
Shareholders in DTC will be required to submit a Depositary Interest issuance request to Computershare Trust Company, N.A. (the “Transfer Agent”) and deliver their securities in DTC to the DTC participant account nominated by the Transfer Agent, that will act as custodian for the issuer of Depositary Interests. Depositary Interests will be issued and credited to the Shareholders nominated CREST participant account as a result. Shareholders holding through a broker, custodian or nominee that is a DTC participant should contact their broker, custodian or nominee who will submit this instruction on their behalf. The issuance of a Depositary Interest following the submission of a Depositary Interest issuance request may take up to two Business Days.

3.3
Shareholders in certificated form will be required to submit a Depositary Interest issuance request to Transfer Agent together with their share certificate(s) and stock transfer form, complete with a medallion signature guarantee. The Transfer Agent will deposit the Shares to their nominated DTC participant account that will act as custodian for the issuer of Depositary Interests. Depositary Interests will be issued and credited to the Shareholders nominated CREST participant account as a result.

3.4
The process for the issuance of Depositary Interests may be subject to an administration fee charged by the Transfer Agent. For assistance with the Depositary Issuance process, timings and costs, please contact the Transfer Agent, by email, via email uk.globaltransactions@computershare.com. Shareholders, holding Shares through a broker, custodian or nominee, should also consult with their broker, custodian or nominee in respect of any additional processes, timings and costs applied by them.

Participation in the Tender Offer
3.5
If you are a Qualifying Shareholder and wish to waive some or all of your in consideration for the ability to tender your Shares in the Tender Offer at the Tender Price, you must tender your Shares by TTE Instruction in accordance with the procedure set out in paragraph 3 of this Part II and, if those Shares are held under different Member Account IDs, you should send a separate TTE Instruction for each Member Account ID.

If you are in any doubt as to how to complete the TTE Instruction or as to the procedure for waiving some or all of your Entitlement in order to tender your Shares, please contact the Receiving Agent on +44 (0) 370 702 0151. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 am – 5.30 pm, Monday to Friday excluding public holidays in England and Wales. Please note that the Receiving Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.
Beneficial owners of Shares wishing to tender Shares in the Tender Offer prior to 10.00 a.m. (London Time) on 27 March 2024, are advised to contact their CREST Sponsor (or their appointed broker, dealer, commercial bank, trust company or other nominee) in good time to confirm the process for relaying such a tender instruction, the time by which they require an instruction to be received by them (so as to be able to complete the required TTE instruction, described below, in time) and any fees or administration costs for submitting an instruction on their behalf.
3.6
You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

3.7
If you are a Qualifying Shareholder and wish to waive some or all of your Entitlement in consideration for the ability to tender your Shares in the Tender Offer at the Tender Price, you should take (or procure to be taken) the action set out below to transfer (by means of a TTE Instruction) the number of Shares which you wish to tender under the Tender Offer to an escrow balance, specifying the Receiving Agent (in its capacity as a CREST receiving agent under its Participant ID and Member Account IDs referred to below) as the Escrow Agent, as soon as possible and, in any event, so that the transfer to escrow settles by no later than 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company). The Company shall be entitled (in its sole discretion) to accept late transfers to escrow.

3.8
If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Your CREST Sponsor will be able to confirm details of your Participant ID and the Member Account ID under which your Shares are held. In addition, only your CREST Sponsor will be able to send the TTE Instruction to Euroclear in relation to the Shares which you wish to tender. You should send (or, if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) a TTE Instruction to Euroclear, which must be properly authenticated in accordance with Euroclear’s specifications and which must contain, in addition to the other information that is required for the TTE Instruction to settle in CREST, the details set out below.

3.9
After settlement of the TTE Instruction, you will not be able to access the Shares concerned in CREST for any transaction or for charging purposes, notwithstanding that they will be held by the Receiving Agent as Escrow Agent until completion, termination or lapsing of the Tender Offer. If the Tender Offer becomes unconditional, the Receiving Agent will transfer the Shares which are accepted for purchase by Stifel to itself for the purposes of effecting the Tender Offer.

3.10
You are recommended to refer to the CREST Manual for further information on the CREST procedures outlined above. You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE Instruction relating to your Shares to settle prior to 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company). In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Stifel shall be entitled (in its sole discretion) to accept late TTE Instructions to settle.

3.11
To elect to waive some or all of your Entitlement in consideration for the ability to tender your Shares in the Tender Offer, you should send (or if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) to Euroclear a TTE instruction in relation to the number of Shares that you want to sell in the Tender Offer.

3.12
A TTE instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

(a)
the number of Shares to be transferred to an escrow balance, this is the maximum number of Shares you wish to tender for sale;

(b)
your Member Account ID;

(c)
your Participant ID;

(d)
the Participant ID of the Escrow Agent, in its capacity as a CREST receiving agent — this is 3RA14;

(e)
the Member Account ID of the Escrow Agent. This is DIVTEN01;

(f)
the Corporate Action Number — this is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

(g)
the intended settlement date for the transfer to escrow — this should be as soon as possible and, in any event, by no later than 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company);

(h)
the ISIN for the depositary interests representing Shares — this is GB00BQHP5P93; and

(i)
the standard TTE instruction of priority 80.

An appropriate announcement will be made if any of the details contained in this sub-paragraph 3.12 are altered.

4.
SETTLEMENT

4.1
Settlement of the consideration to which any Qualifying Shareholder is entitled pursuant to valid tenders accepted by Stifel (which will be rounded down to the nearest whole penny) will be effected by the crediting of CREST accounts. For the accepted tender of Shares held in uncertificated form, settlement of the consideration due will be paid by means of CREST by the Receiving Agent procuring the creation of a CREST payment in favour of the tendering Qualifying Shareholder’s payment bank in accordance with CREST payment arrangements. Settlement for Shares validly tendered under the Tender Offer will occur not later than 10 days after the Closing Date. The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice. Under no circumstances will interest accrue or be paid by the Company or the Receiving Agent to persons tendering Shares in the Tender Offer by reason of any delay in effecting payment for the tendered Shares or otherwise.

4.2
If the amount of the Entitlement that has been waived does not result in an exact number of Shares at the Tender Price, such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company. In all circumstances, any such amount retained by the Company shall not exceed the Tender Price per Share.

4.3
If only part of a holding of Shares is sold pursuant to the Tender Offer or if, because of scaling back, any Shares tendered in excess of the Entitlement are not purchased pursuant to the terms of the Tender, the unsold Shares will be transferred by the Escrow Agent by means of a TFE Instruction or ARAN message to the original CREST account from which those Shares came.

5.
TENDERS THROUGH CREST

5.1
Each Qualifying Shareholder by whom, or on whose behalf, a tender through CREST is made in respect of Shares hereby irrevocably undertakes, represents, warrants, and agrees to and with Stifel (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)
the input of the TTE Instruction shall constitute an offer to sell to Stifel up to such number of Shares as is specified in the TTE Instruction on and subject to the terms and conditions set out or referred to in this document and that once the TTE Instruction has settled, such tender shall be irrevocable at 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company), unless withdrawn before such time;

(b)
such Qualifying Shareholder has full power and authority to waive their Entitlement in order to tender, sell, assign or transfer the Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by Stifel, Stifel will acquire such Shares with full title guarantee, fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto on or after the Closing Date including the right to receive all dividends and other distributions declared, paid or made after that date and that such representation shall be deemed repeated at the time Stifel purchases such Shares;

(c)
the input of the TTE Instruction will, subject to the Tender Offer becoming unconditional, in respect of the Shares, constitute the irrevocable appointment of the Receiving Agent and any director or officer of Stifel as an attorney and/or agent as may be necessary or expedient for the purposes of, or in connection with, the Tender Offer (each an “agent”) and an irrevocable instruction and authority to the agent (i) to complete and execute the transfer to itself by means of CREST and then to transfer to Stifel (or to such person or persons as Stifel may direct) by means of CREST all of the Relevant Shares (as defined below) (but not exceeding the number of Shares which have been tendered pursuant to the Tender Offer); and (ii) if the Tender Offer lapses or is terminated, or withdrawn, or there are Shares which have not been successfully tendered under the Tender Offer, to give instructions to Euroclear, as promptly as practicable after the lapsing or termination of the Tender Offer, to transfer the Relevant Shares to the original available balances from which those Shares came. For the purposes of this sub-paragraph (c), “Relevant Shares” means Shares in uncertificated form in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in this Part II;
(d)
the input of the TTE Instruction will, subject to the Tender Offer becoming unconditional and the TTE Instruction not having been validly withdrawn prior to 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company), in respect of the Shares, constitute the irrevocable agreement of the Qualifying Shareholder whose Entitlement amount that has been waived does not result in an exact number of Shares at the Tender Price that such Entitlement amount will be correspondingly reduced to purchase the nearest whole number of Shares in the Tender Offer at the Tender Price and the remaining portion of such Entitlement shall be deemed to have been waived by the Qualifying Shareholder and will be retained by the Company.

(e)
such Qualifying Shareholder will ratify and confirm each and every act or thing which may be done or effected by Stifel or any of its directors, officers or any person nominated by Stifel or the Receiving Agent in the proper exercise of its or his or her respective powers and/or authorities hereunder (including its appointed agent);

(f)
such Qualifying Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Stifel to be desirable, in each case to complete the purchase of the Relevant Shares (as defined in sub-paragraph (c) above) and/or to perfect any of the authorities expressed to be given hereunder;

(g)
if such Qualifying Shareholder is an Overseas Shareholder, (a) it is not resident or located in any Restricted Jurisdiction or in any territory in which it is unlawful to make or accept the Tender Offer, (b) it has fully observed any applicable legal and regulatory requirements of the territory in which such Overseas Shareholder is resident or located, and (c) the invitation under the Tender Offer may be made to such Overseas Shareholder under the laws of the relevant jurisdiction;

(h)
the creation of a CREST payment in favour of such Qualifying Shareholder’s payment bank in accordance with the CREST payment arrangements as referred to in paragraph 4 of this Part II will, to the extent of the obligations so created, discharge fully any obligation of Stifel to pay to such Qualifying Shareholder the cash consideration to which he is entitled under the Tender Offer;

(i)
the input of the TTE Instruction constitutes such Qualifying Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising out of or in connection with the Tender Offer; and

(j)
if the appointment of an agent provision under sub-paragraph (c) of this Part II shall be unenforceable or invalid or shall not operate so as to afford any director or officer of Stifel or the Receiving Agent the benefit or authority expressed to be given therein, the Qualifying Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Stifel or the Receiving Agent to secure the full benefits of sub-paragraph (c) of this Part II.

5.2
To the extent not prohibited by or ineffective under applicable law, each Qualifying Shareholder by whom a TTE Instruction is given irrevocably agrees to assume liability for, pay and indemnify the Company and Stifel from and against any and all liabilities, obligations, damages, losses, settlements, judgments, claims, actions, suits, penalties, costs, expenses and other sanctions (civil or criminal) suffered or incurred by any of them as a result of the breach by such Shareholder of any of the undertakings, representations, warranties, or agreements contained in section 5.1 above, provided that nothing in this paragraph shall serve to exclude or limit any responsibilities which Stifel may have under FSMA or the regulatory regime established thereunder.

6.
WITHDRAWAL

6.1
In the case of Shares tendered in the Tender Offer, withdrawals of such tenders are permitted up until 10.00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company), and a Qualifying Shareholder may withdraw their electronic tender through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each electronic tender to be withdrawn. Beneficial owners of Shares tendered in the Tender Offer that may consider the need to withdraw such tenders prior to 10.00 a.m. (London Time) on 27 March 2024, are advised to contact their CREST Sponsor (or their appointed broker, dealer, commercial bank, trust company or other nominee) in good time to confirm the process for relaying such a withdrawal instruction, the time by which they require an instruction to be received by them (so as to be able to complete the required ESA instruction, described below, in time) and any fees or administration costs for submitting an instruction on their behalf.

6.2
Each ESA instruction must, in order for it to be valid and settle, include the following details:

(a)
the number of Shares to be withdrawn, together with the corporate action ISIN, which is GB00BQHP5P93;

(b)
your Member Account ID;

(c)
your participant ID;

(d)
the Participant ID of the Escrow Agent, in its capacity as a CREST receiving agent — this is 3RA14;

(e)
the transaction reference number of the electronic tender to be withdrawn;

(f)
the intended settlement date for the withdrawal; and

(g)
the standard TTE instruction of priority 80.

6.3
Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the Receiving Agent will on behalf of Stifel reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) message or receiving agent accept (AEAN) message.

6.4
An appropriate announcement through a Regulatory Information Service will be made if any of the details contained in paragraph 6.1, paragraph 6.2 or paragraph 6.3 are altered.

7.
EXTENSION OF THE TENDER OFFER

7.1
The Company expressly reserves the right, in its sole discretion, at any time prior to the Closing Date and from time to time, and regardless of whether or not any of the events set forth in paragraph 2 above shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance of, and payment for, any Shares by giving oral or written notice of such extension to the Receiving Agent and making an announcement of such extension by way of a Regulatory News Service in the United Kingdom and a press release in the United States. The Company’s reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

8.
TERMINATION OF THE TENDER OFFER

8.1
Subject to Rule 14e-1(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of holders thereof promptly after the termination or withdrawal of a tender offer), if: (i) the Company (acting by the Directors) shall, at any time prior to the Tender Offer becoming unconditional, notify Stifel in writing that there would or may be unexpected adverse tax consequences (whether by reason of a change in legislation or practice or otherwise) for the Company or its Shareholders if the Tender Offer were to proceed, or (ii) at any time after 10.00 a.m. on 27 March 2024 (or such later date and time as may be notified by the Company), any of the Tender Conditions have not been satisfied, Stifel shall either (a) postpone the Tender Offer until such time as the Company (acting by the Directors) and Stifel agree that no such circumstances exist as set out in (i) above or the Conditions have been satisfied or (b) by a public announcement withdraw the Tender Offer (and in such event the Tender Offer shall cease and determine absolutely without any liability on the part of the Company or Stifel). If the Tender Offer is withdrawn, all Shareholders will be paid their Entitlement to the Q323 Dividend on 28 March 2024.
9.
MISCELLANEOUS

9.1
Qualifying Shareholders will not be obliged to pay brokerage fees, commissions or transfer taxes or stamp duty in the UK on the purchase by Stifel of Shares pursuant to the Tender Offer.

9.2
Except as contained in this Circular, no person has been authorised to give any information or make any representations with respect to the Company or the Tender Offer and, if given or made, such other information or representations should not be relied on as having been authorised by Stifel or the Company. Under no circumstances should the delivery of this Circular or the delivery of any consideration pursuant to the Tender Offer create any implication that there has been no change in the assets, liabilities, business, or affairs of the Company since the date of this Circular.

9.3
The Company reserves the absolute right to reject any tender that does not in the Company’s sole judgement (acting reasonably) meet the requirements of the Tender Offer. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Shares, including any TTE Instruction. None of Stifel, the Company, the Receiving Agent, the Registrar, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

9.4
The provisions of the Contracts (Rights of Third Parties) Act 1999 do not apply to the Tender Offer.

10.
OVERSEAS SHAREHOLDERS

10.1
Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

10.2
The making of the Tender Offer in, or to persons resident in, jurisdictions outside the United Kingdom or to persons who are citizens, residents or nationals of other countries may be affected by the laws of the relevant jurisdiction. Shareholders who are not resident in the United Kingdom, or who are citizens, residents, or nationals of countries outside the United Kingdom should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Shareholder wishing to waive their Entitlement in consideration for the ability to tender their Shares in the Tender Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. Any Overseas Shareholder will be responsible for any such transfer or other taxes or other requisite payments by whomsoever payable and the Company, the Receiving Agent and Stifel and any person acting on their behalf shall be fully indemnified and held harmless by such Shareholder on an after-tax basis for any such transfer or other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extension of the Tender Offer in any territory outside the United Kingdom other than in the United States. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an issuer tender offer statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, by writing or calling the Information Agent for the Tender Offer at the telephone numbers set forth on the cover of this Circular.

10.3
In particular, the Tender Offer is not being made directly or indirectly in, into or from or by use of the mail or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone and email) of interstate or foreign commerce of, or of any facility of a national securities exchange of, a Restricted Jurisdiction. All Non-Qualifying Shareholders will be paid their Entitlement to the Q323 Dividend on 28 March 2024.

10.4
Accordingly, copies of this Circular and any related documents are not being and must not be mailed or otherwise distributed or sent in, into, or from a Restricted Jurisdiction, including to Shareholders with registered addresses in a Restricted Jurisdiction, or to persons who are custodians, nominees or trustees holding Shares for persons in a Restricted Jurisdiction.

10.5
Persons receiving such documents (including, without limitation, custodians, nominees, and trustees) should not distribute, send, or mail them in, into or from a Restricted Jurisdiction or use such mails or any such means, instrumentality or facility in connection with the Tender Offer, and doing so will render invalid any related purported acceptance of the Tender Offer. Persons wishing to accept the Tender Offer should not use such mails or any such means, instrumentality or facility for any purpose, directly or indirectly, relating to acceptance of the Tender Offer.

10.6
If, in connection with making the Tender Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this Circular or any related documents in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone and email) of interstate or foreign commerce of, or any facility of a national securities exchange of, a Restricted Jurisdiction in connection with such forwarding, such persons should:

(a)
inform the recipient of such fact;

(b)
explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(c)
draw the attention of the recipient to this section of this Circular.

10.7
The provisions of this paragraph and/or any other terms of the Tender Offer relating to Overseas Shareholders may be waived, varied, or modified as regards specific Shareholders or on a general basis by the Company and Stifel in their absolute discretion, but only if the Company is satisfied that such waiver, variation, or modification will not constitute or give rise to a breach of applicable securities or other law. Subject to this, the provisions of this paragraph headed “Overseas Shareholders” supersede any terms of the Tender Offer inconsistent therewith.

PART III
TAXATION
UNITED KINGDOM
General
The following statements are intended only as a general guide to certain UK tax considerations in relation to the Q323 Dividend and the Tender Offer. They are based on current UK law and what is understood to be the current practice of His Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC) as at the date of this document, all of which may change, possibly with retrospective effect. They apply only to Shareholders who are resident, and in the case of individuals domiciled, for tax purposes in (and only in) the UK (“UK Shareholders”), who hold their Shares as an investment (other than in an individual savings account or exempt pension arrangement) and who are the absolute beneficial owner of both the Shares and any dividends paid on them, and who currently hold their Shares either within the systems of DTC or within CREST.
The tax position of certain categories of Shareholders who are subject to special rules is not considered and it should be noted that they may incur liabilities to UK tax on a different basis to that described below. This includes persons holding their Shares in connection with employment, dealers in securities, insurance companies, collective investment schemes, trustees of certain trusts, charities, exempt pension funds, and temporary non-residents and non-residents carrying on a trade, profession or vocation in the UK. The tax position of any Shareholder who either directly or indirectly holds or controls 10% or more of the Company’s share capital, voting power or profits is not considered.
The statements below summarise the current position and are intended as guidance only. Shareholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers.
UK taxation of dividends
The following statements apply in respect of UK Shareholders who receive dividends from the Company (including the Q323 Dividend).
Withholding tax
The Company will not be required to withhold UK tax at source when paying dividends.
Corporate Shareholders
Corporate UK Shareholders should not be subject to UK corporation tax on any dividends received from the Company so long as the dividends qualify for one of the dividend exemptions, which require certain conditions to be met (including anti-avoidance conditions).
If the conditions for exemption are not met or cease to be satisfied, or such a Shareholder elects for an otherwise exempt dividend to be taxable, the Shareholder will be subject to UK corporation tax on dividends received from the Company, at the rate of corporation tax applicable to that Shareholder (the main rate of UK corporation tax is currently 25%).
Individual Shareholders
An individual UK Shareholder may, depending on his or her particular circumstances, be subject to UK income tax on dividends received from the Company.
All dividends received from the Company by an individual UK Shareholder or from other sources will form part of the Shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £1,000 (reducing to £500 from 6 April 2024) of taxable dividend income received by the Shareholder in a tax year (the “dividend allowance”). Income within the dividend allowance will be taken into account in determining whether income in excess of the dividend allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the dividend allowance will be taxed at 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.
Any U.S. federal withholding tax withheld from the dividend, should, to the extent that such U.S. federal withholding tax does not exceed the withholdable amount assuming that the relevant individual UK Shareholder has correctly furnished a valid IRS Form W-8BEN (expected to be 15% of the dividend amount based on the provisions of the U.S — UK double tax treaty), be able to credit the U.S. federal withholding tax against their UK income tax liability on the dividend. Accordingly, for an individual UK Shareholder paying income tax on the dividend at the higher or additional dividend tax rates, their overall effective tax charge should equal their UK income tax liability. For other individual UK Shareholders, the amount withheld on account of U.S. federal withholding tax may exceed their UK income tax liability, in which case their overall effective charge will be equal to the U.S. tax withheld.
UK taxation of the Tender Offer
The following statements apply in respect of UK Shareholders who elect to waive all or part of their Entitlement and who receive Tender Offer consideration.
Dividend waiver
As the Q323 Dividend is an interim dividend, it would only be treated as paid (and thereby received by a Shareholder) for UK tax purposes when it is actually paid. Prior to the Q323 Dividend being paid, a Shareholder may waive all or part of its Entitlement in respect of the Q323 Dividend and such Shareholder will be treated as not having received a dividend of such waived amount.
Shareholders are advised to take independent professional advice as to the potential application of any anti-avoidance provisions in relation to the dividend waiver.
Corporate Shareholders
As Stifel will be making the Tender Offer as principal, a corporate UK Shareholder which sells Shares to Stifel pursuant to the Tender Offer should be treated, for the purposes of UK taxation, as though it had sold them on market to a third party in the normal way. A chargeable gain or allowable loss for the purposes of UK taxation on chargeable gains could therefore arise depending on that Shareholder’s particular circumstances (including the availability of any exemptions, reliefs and allowable losses).
Part 15 of the Corporation Tax Act 2010 permits HMRC to counteract tax advantages arising from transactions in securities in certain circumstances. Even where the relevant circumstances are present, these provisions do not apply where the relevant Shareholder can show that the transaction was entered into for genuine commercial reasons and did not involve, as one of its main objects or purposes, the obtaining of a tax advantage. No application has been made to HMRC for clearance that these provisions will not apply to the Tender Offer. Shareholders are advised to take independent professional advice as to the potential application of any anti-avoidance provisions (including in respect of those not discussed herein).
A corporate Shareholder will be subject to UK corporation tax on chargeable gains at the rate of corporation tax applicable to that Shareholder (the main rate of UK corporation tax is currently 25%).
Individual Shareholders
Section 396A of the Income Tax (Trading and Other Income) Act 2005 applies where an individual is able to choose between receiving a dividend (or other distribution subject to income tax) from a company resident in the United Kingdom and receiving an alternative receipt from the company or a third party of the same or substantially the same value which would, but for section 396A, not be charged to income tax. Section 396A applies to deem the alternative receipt to be a distribution which is subject to income tax. Accordingly, an individual UK Shareholder who elects to receive Tender Offer consideration is expected to be treated as if he or she received a dividend from the Company equal to the amount of Tender Offer consideration received. See the Individual Shareholders section of the UK taxation of dividends section above for further information.
Any U.S. federal withholding tax withheld from the Tender Offer consideration, as described further below under the Distributions section of the Non-U.S. Holders section, should, to the extent that such U.S. federal withholding tax does not exceed the withholdable amount assuming that the relevant individual UK Shareholder has correctly furnished a valid IRS Form W-8BEN (expected to be 15% of the Tender Offer consideration based on the provisions of the U.S — UK double tax treaty), be able to credit the U.S. federal withholding tax against their UK income tax liability on the Tender Offer consideration. Accordingly, for an individual UK Shareholder paying income tax on the Tender Offer consideration at the higher or additional dividend tax rates, their overall effective tax charge should equal their UK income tax liability. For other individual UK Shareholders, the amount withheld on account of U.S. federal withholding tax may exceed their UK income tax liability, in which case their overall effective charge will be equal to the U.S. tax withheld.
Individual UK Shareholders are not expected to accrue a chargeable gain in relation to their Tender Offer consideration (and are therefore not expected to incur both income tax and capital gains tax).
Shareholders are advised to take independent professional advice as to the income tax charge and the rules on chargeable gains and losses applicable to their circumstances.
UK stamp duty/stamp duty reserve tax
Shareholders will have no liability to UK stamp duty or stamp duty reserve tax in respect of the sale of their Shares pursuant to the Tender Offer.
Stamp duty at the rate of 0.5% of the Tender Price will be payable by the Company on Shares tendered pursuant to the Tender Offer.
U.S. taxation for UK Shareholders
All UK Shareholders should carefully consider the discussion below on the material U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders. Shareholders are advised to take independent professional advice on any potential U.S. tax considerations.
UNITED STATES
Material United States Federal Income Tax Considerations
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each, as defined below) of the Tender Offer, but does not purport to be a complete analysis of all potential U.S. federal tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed herein. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Shareholder. The Company has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Tender Offer.
This discussion is limited to U.S. Holders and Non-U.S. Holders that each hold Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Shareholder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Shareholders subject to special rules, including, without limitation:

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

•
tax-exempt organisations or governmental organisations;

•
persons deemed to sell Shares under the constructive sale provisions of the Code;

•
persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities of all the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the Shares being taken into account in an applicable financial statement.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Share, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding a Share and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE TENDER OFFER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Tax Status of Diversified Energy
Pursuant to Section 7874 of the Code, the Directors believe that the Company is and will continue to be treated as a U.S. corporation for all purposes under the Code. Since the Company will be treated as a U.S. corporation for all purposes under the Code, the Company will not be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.
Tax Treatment of the Tender Offer
No statutory, administrative or judicial authority directly addresses the treatment of a Shareholder participating in the Tender Offer for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The Company expects each Shareholder that elects to tender such Shareholder’s Shares to be treated as receiving a distribution in an amount equal to the Tender Price. The Company intends to treat the Tender Offer in this manner and, by electing to tender your Shares, you will agree to adopt such treatment for U.S. federal income tax purposes. For additional information regarding the treatment of each Shareholder that elects to tender such Shareholder’s Shares as a distribution, U.S. Holders should refer to the discussion below under “U.S. Holders — Distributions” and Non-U.S. Holders should refer to the discussion below under “Non-U.S. Holders — Distributions”.

The Directors strongly urge each Shareholder to consult his or her own tax advisor regarding participation in the Tender Offer. The balance of this discussion assumes that the characterisation of the Tender Offer described above is respected for U.S. federal income tax purposes.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of a Share that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organised under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As discussed above, the Company intends to treat the receipt of the Tender Price by a U.S. Holder as the receipt of a distribution. Distributions generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current or accumulated earnings and profits. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Shares and thereafter as capital gain (this excess portion, the “excess distribution”). Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.
Excess Distributions
Any excess distribution will result in capital gain and such capital gain will be long-term capital gain if a U.S. Holder’s holding period at the time of the Tender Offer is longer than one year. Long-term capital gains recognised by certain non-corporate U.S. Holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of a Share that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Distributions
The Company intends to treat the Company’s payment of the Tender Price to a Non-U.S. Holder as a distribution of cash on such Non-U.S. Holder’s Shares. Distributions of cash on the Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first, constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Shares, but not below zero, then, as an “excess distribution.” Excess distributions will generally result in capital gains and be treated as described below under the subsection titled “— Excess Distributions.”
Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holders’ Shares constitute a USRPI (as defined below). However, the Company may elect, and expect to elect, to withhold at a rate of up to 30% of the entire amount of the Tender Price paid to a Non-U.S. Holder, even if the Non-U.S. Holders’ Shares do not constitute a USRPI. For additional information regarding when a Non-U.S. Holder may treat its ownership of the Shares as not constituting a USRPI, see below under the subsection titled “— Excess Distributions.” Furthermore, because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the taxable year in which the tax was withheld).
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of a Share will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the payment of the Tender Price that is treated as dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Excess Distributions
Subject to the discussion below on information reporting, backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any portion of the payment of the Tender Price that is treated as an excess distribution, unless:
•
the excess distribution is treated as gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the payment of the excess distribution and certain other requirements are met; or

•
our Shares constitute a U.S. real property interest (“USRPI”) because we are (or have been during the shorter of the five-year period ending on the date of the payment of the excess distribution or the Non-U.S. Holder’s holding period) a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

The gain from the excess distribution described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the excess distribution, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, due to the nature of the Company’s assets and operations, the Company believes it is (and will continue to be) a USRPHC under the Code and the Shares constitute (and we expect the Shares to continue to constitute) a USRPI. Non-U.S. Holders generally are subject to a 15% withholding tax on the amount of the Tender Price treated as an excess distribution. However, as noted above under “— Distributions” the Company may elect, and expects to elect, to withhold at a rate of up to 30% of the entire amount of the Tender Price paid to a Non-U.S. Holder, even if the Non-U.S. Holders’ Shares do not constitute a USRPI. A Non-U.S. Holder may, by filing a U.S. tax return, be able to claim a refund for any withholding tax deducted in excess of such Non-U.S. Holder’s tax liability on any excess distribution.
Furthermore, such Non-U.S. Holders are subject to U.S. federal income tax (at the regular rates) in respect of any excess distribution amount and are required to file a U.S. tax return to report such excess distribution and pay any tax liability that is not satisfied by withholding. Any excess distribution amount should be determined in U.S. dollars. However, if the Shares are considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) and the Non-U.S. Holder actually or constructively owns or owned, at all times during the shorter of the five-year period ending on the date of the payment of the Tender Price or the Non-U.S. Holder’s holding period, 5% or less of the Shares (taking into account applicable constructive ownership rules), such Non-U.S. Holder may treat its ownership of the Shares as not constituting a USRPI and will not be subject to U.S. federal income tax on any excess distribution or U.S. tax return filing requirements. The Company expects the Shares to be treated as “regularly traded on an established securities market” so long as the Company’s Shares continue to be listed on the NYSE and regularly quoted by brokers or dealers making a market in such Shares.
Non-U.S. Holders should consult their tax advisors regarding tax consequences of the Company’s treatment as a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
U.S. Holders
Information reporting requirements generally will apply to payments of distributions on the Shares, such as the payment of the Tender Price to a U.S. Holder, unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Payments of dividends on the Shares, including payments of the Tender Price that are treated as a payment of a dividend, will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on the Shares, including the payment of the Tender Price paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, excess distributions received through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Excess distributions received through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) excess distributions paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on the Shares, including the payment of the Tender Price to the extent treated as a dividend. While withholding under FATCA would have applied also to any excess distributions received, on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on excess distribution payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Shareholders should consult their tax advisors regarding the potential application of withholding under FATCA to the Tender Offer.

PART IV
DEFINITIONS
“Business Day”	any day other than a Saturday, Sunday or public holiday on which banks are open in the City of London for the transaction of general commercial business
“Circular”	this document
“Company”	Diversified Energy Company PLC
“Closing Date”	10:00 a.m. (London time) on 27 March 2024 (or such later date and time as may be notified by the Company)
“CREST Manual”	the compendium of documents entitled CREST Manual issued by Euroclear from time to time and comprising the CREST Reference Manual, the CREST Central Counterparty Service Manual, the CREST International Manual, CREST Rules, CCSS Operations Manual and the CREST Glossary of Terms
“CREST Member”	a person who has been admitted by Euroclear as a system-member (as defined in the CREST Regulations)
“CREST Participant”	a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations)
“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 20013755)
“CREST Sponsor”	a CREST participant admitted to CREST as a CREST sponsor
“CREST Sponsored Member”	a CREST member admitted to CREST as a CREST sponsored member
“Depositary Interest”	a depositary interest issued through CREST by Computershare Investor Services PLC, in its capacity as the issuer of the Depositary Interests, representing a beneficial interest in a Share;
“Directors” or the “Board”	the board of directors of the Company
“DTC”	The Depository Trust Company
“DTR”	The Disclosure Guidance and Transparency Rules
“Entitlement”	the amount of the Q323 Dividend as declared by the Company on 15 November 2023 that the Shareholders are entitled to respectively as at the Record Date
“Escrow Agent”	the Receiving Agent
“Euroclear”	Euroclear UK and International Limited
“Exchange Act”	U.S. Securities and Exchange Act of 1934, as amended
“Existing Authority”	the authority of the Company to make one or more market purchases of fully paid Shares pursuant to a resolution passed on 2 May 2023 more particularly described in Part I of this document
“FSMA”	The Financial Services and Markets Act, 2000, as amended from time to time
“London Stock Exchange”	London Stock Exchange plc
“Member Account ID”	the identification code or number attached to any member account in CREST
“Non-Qualifying Shareholders”	Shareholders, as at the Record Date, who are not Qualifying Shareholders
“Overseas Shareholders”	a Shareholder whose address in the Company’s register of members is outside the UK

“Panel”	the UK Panel on Takeovers and Mergers
“Participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant
“Q323 Dividend”	the interim dividend of $0.875 per Shares for the three-month period ended 30 September 2023, payable on 28 March 2024 to Shareholders who hold Shares as at the Record Date
“Qualifying Shareholders”	Shareholders who are entitled to participate in the Tender Offer, being a Shareholder on the depositary interest register of the Company at the Record Date, other than those with registered addresses in a Restricted Jurisdiction
“Receiving Agent”	Computershare Investor Services PLC
“Record Date”	6.00 p.m. (London time) on 1 March 2024
“Repurchase Agreement”	the agreement dated 26 February 2024 between (1) the Company and (2) Stifel for the repurchase by the Company of the Shares purchased by Stifel pursuant to the Tender Offer (or otherwise a corresponding number of Shares) by way of an on-market purchase
“Repurchase”	the purchase by the Company of Shares by way of an on-market purchase pursuant to the Repurchase Agreement
“Return of Capital”	the proposed return of capital of approximately $42 million to Shareholders by way of (i) the Q323 Dividend, or (ii) the Tender Offer, as described in this Circular
“Restricted Jurisdiction”	each of Canada, Australia, South Africa and Japan and any other jurisdiction in which the making of the Tender Offer and mailing of this document into or inside would constitute a violation of the laws and regulations of such jurisdiction
“Shareholders”	holders of Shares in the Company
“Shares”	ordinary shares of £0.20 each in the capital of the Company, including depositary interests representing an interest in such shares
“Stifel”	Stifel Nicolaus Europe Limited
“Takeover Code”	the City Code on Takeovers and Mergers
“Tender Offer”	the invitation to Qualifying Shareholders to tender Shares for sale to Stifel on the terms and subject to the conditions set out in this document
“Tender Price”	105 per cent. of the average market value per Share for the five Business Days immediately preceding 27 March 2024, being the date on which the Shares are to be purchased by the Company from Stifel pursuant to the Repurchase Agreement
“tender” and “tendered”	refers to tenders of Shareholders in relation to the Tender Offer
“Transfer Agent”	Computershare Trust Company, N.A.
“TFE instruction”	a transfer from escrow instruction (as defined by the CREST Manual)
“TTE instruction”	a transfer to escrow instruction (as defined by the CREST Manual)
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland